Exhibit 5.1

September 29, 2009

First Busey Corporation

201 West Main Street

Urbana, Illinois 61801

Re:                               Registration Statement on Form S-3 of First Busey Corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to First Busey Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate 20,700,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 2,700,000 shares that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional Shares to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated September 24, 2009, by and between the Company and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, as representative of the Underwriters named in Schedule I thereto (collectively, the “Underwriters”).  The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2009 (File No. 333-156332) (the “Registration Statement”), including a base prospectus dated September 4, 2009 (the “Base Prospectus”), and a prospectus supplement dated September 24, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s amended and restated certificate of incorporation and bylaws, resolutions of the Company’s Board of Directors and committees thereof.  We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and Nevada General Company Law.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect any legal conclusion stated in this opinion letter).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on September 29, 2009 and the Registration Statement, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

/s/ LEWIS AND ROCA LLP